Exhibit 10.11

Exodus Movement, Inc.

15418 Weir St., Suite 333

Omaha, NE, 68137

January 24th 2024

Tyler Skelton

1768 Hollingsworth Blvd

NW Atlanta, GA 30318

tskelton2024@gmail.com

Dear Tyler,

This letter serves to confirm your agreement to serve as a member of the Board of Directors (the “Board”) of Exodus Movement, Inc. (the “Company”), on the following terms and conditions.

1.	Position. You agree to serve as a member of the Board, subject to your appointment and any required stockholder approval in accordance with the Company’s amended and restated certificate of incorporation and amended and restated bylaws (the “Governing Documents”). Your appointment shall be for a period of one year beginning on February 1st, 2024, and ending on February 1st, 2025 unless earlier terminated due to your resignation or other removal pursuant to the Governing Documents. It is anticipated that you will serve on both the audit committee and compensation committee.

2.	Meetings. The Board’s meeting schedule is expected to include quarterly regular meetings, plus additional special meetings as called by the Board from time to time. Additionally, to the extent that you serve on any committees of the Board, those committees may have additional meetings. Board and committee meetings may be held in person or via telephone/video conference. We expect that your schedule would permit, absent unusual circumstances, you to attend all the meetings of the Board and any committees of which you are a member. Additionally, members of the Board may be periodically expected to attend training sessions to enhance their knowledge of relevant laws, corporate governance trends, and company policies.

3.	Compensation. Your initial compensation for your service on the Board is as set forth on Schedule A; provided, however, that (i) your entitlement to any such compensation is subject to your continued service as a Board member, and any policies adopted by the same, (ii) nothing in this letter agreement or any agreement granting you any equity-based awards should be construed to interfere with or otherwise restrict in any way the rights of the Company, the Board or the Company’s stockholders from removing you or any other Director from, or failing to reelect you to, the Board or any committee in accordance with the provisions of applicable law and the Governing Documents, and (iii) the Company does not intend to afford you any rights as an employee, including without limitation, the right to employment or any other benefits.

Your compensation may be modified from time to time on the same basis as similarly situated Board members, which may include, without limitation, any compensation policy or program that the Board may adopt from time to time for non-employee members of the Board.

4.	Business Expenses. Reasonable travel and other business expenses incurred by you in the performance of your duties to the Company for which you receive advance permission will be reimbursed by the Company in accordance with the Company’s policies in effect from time to time.

5.	Indemnification. You will be indemnified to the fullest extent provided by the Company’s Governing Documents, subject to your execution of applicable undertakings, as provided by such Governing Documents. The Company will also provide you with director and officer liability insurance coverage to the extent provided to the directors of the Company generally.

6.	Confidentiality. At all times during your service as a Director, you agree not to disclose any Company confidential information outside of the Company, and you further agree not to use any such information for any purpose outside of your role as a Director without express written consent from the Company. As a condition of your appointment to the Company’s Board of Directors, you will be required to sign the Company’s Standard Non-Disclosure Agreement for Directors.

7.	Conflicts. The Company is a Delaware corporation and your rights and duties as a Board member are prescribed by Delaware law and the Governing Documents, as well as by the policies established by our Board from time to time and the rules and regulations of any exchange on which the Company’s securities may become listed. In accepting this offer, you are representing to us that you do not know of any conflict that would restrict you from becoming a director of the Company and exercising your fiduciary duties as required under Delaware law. You also agree that, during the term of your directorship with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your directorship, nor will you engage in any other activities that conflict with your obligations to the Company, without the express written consent of the Company.

8.	Miscellaneous.

(a)	This letter agreement is personal to the parties hereto, and accordingly, neither the letter agreement nor any right hereunder or interest herein may be assigned, transferred or charged by either party, without the express written consent of the other.

(b)	This letter agreement constitutes the complete, final and exclusive entire agreement between you and the Company with respect to the terms and conditions of your membership on the Board and it supersedes any other agreement or promises made to you by anyone whether oral or written. This letter agreement will be construed and interpreted in accordance with the laws of the State of Delaware.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating this letter agreement and returning it to the Company.

(Remainder of page intentionally left blank)

EXODUS MOVEMENT, INC.

By:	/s/ Jon Paul Richardson
Name:	Jon Paul Richardson
Title:	Chief Executive Officer and Director

I have read and accept this letter agreement.

Tyler Skelton

Signature:	/s/ Tyler Skelton

Schedule A

Cash compensation: $50,000 per year, payable in equal monthly installments on the first day of each calendar month. All payments will be made to the BTC address you provide to the Company, which you may change at any time.

Equity compensation: It will be recommended that the Board approve a one-time award of restricted stock units covering 5,000 units of Class A Common Stock of the Company, which will be scheduled to vest on a monthly basis in equal installments over a one-year period. Vesting will commence as of the date your service to the Company begins, subject to your continued status as a service provider through the applicable monthly vesting dates, and such other terms and conditions as set forth in the Company’s 2021 Equity Incentive Plan.

Exodus Movement, Inc.

Board of Directors Conﬁdentiality Agreement

This Board of Directors Conﬁdentiality Agreement (“Agreement”) is made eﬀective as of February 1st, 2024 (the “Eﬀective Date”), by and between EXODUS MOVEMENT, INC., a Delaware corporation, on behalf of itself, its subsidiaries, and other corporate aﬃliates (“Company”), and Tyler Skelton, (“Director”). Company and Director, are individually a “Party,” and collectively, the “Parties.”

In consideration of Director’s compensation as a member of the Company’s Board of Directors, which Director acknowledges to be good and valuable consideration for Director’s obligations hereunder, Company and Director hereby agree as follows:

1.	Conﬁdentiality.

(a)           Conﬁdential Information. Director acknowledges that during the course of performance of Director’s duties as a member of the Company’s Board of Directors, Director will have access to and will learn about conﬁdential, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Conﬁdential Information”). Director further understands and acknowledges that this Conﬁdential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Conﬁdential Information by Director would cause irreparable harm to the Company, for which remedies at law will not be adequate and may also cause the Company to incur ﬁnancial costs, loss of business advantage, liability under conﬁdentiality agreements with third parties, civil damages, and criminal penalties. For purposes of this Agreement, Conﬁdential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, transactions, potential transactions, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device conﬁgurations, embedded data, compilations, metadata, technologies, manuals, systems, supplier information, vendor information, ﬁnancial information, accounting information, accounting records, legal information, pricing information, design information, personnel information, employee lists, supplier lists, vendor lists, developments, market studies, sales information, business plans, API partnerships, planned partnerships that have not yet been announced, revenue, costs, formulae, communications including emails, slack messages, customer service inquiries, and any other forms of communication, threats of private legal action, to the extent they exist, inquiries from government agencies, algorithms, product plans, designs, ideas, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, speciﬁcations, customer information, customer lists, client information, and client lists of the Company or its businesses, or of any other person or entity that has entrusted information to the Company in conﬁdence.

Director understands that the above list is not exhaustive and that Conﬁdential Information also includes other information that is marked or otherwise identiﬁed as conﬁdential or proprietary, or that would otherwise appear to a reasonable person to be conﬁdential or proprietary in the context and circumstances in which the information is known or used. Conﬁdential Information shall not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of the Director or person(s) acting on Director’s behalf.

(b)           Disclosure and Use Restrictions. Director understands and acknowledges that as a member of the Company’s Board of Directors, Director has a ﬁduciary duty to the Company and its shareholders. To that end, director agrees and covenants:

(i)	to treat all Conﬁdential Information as strictly conﬁdential;

(ii)          not to directly or indirectly disclose, publish, communicate, or make available Conﬁdential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and to use the Conﬁdential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of any of Director’s authorized duties to the Company and only after execution of a conﬁdentiality agreement by the third party with whom Conﬁdential Information will be shared (and then, such disclosure shall be made only within the limits and to the extent of such duties); and

(iii)         not to access or use any Conﬁdential Information, and not to copy any documents, records, ﬁles, media, or other resources containing any Conﬁdential Information, or remove any such documents, records, ﬁles, media, or other resources from the premises or control of the Company. Director understands and acknowledges that Director’s obligations under this Agreement regarding any particular Conﬁdential Information begin immediately and shall continue during and after Director’s service to the Company, until the Conﬁdential Information has become public knowledge other than as a result of Director’s breach of this Agreement or a breach by those acting in concert with Director or on Director’s behalf.

Board of Directors Confidentiality and Proprietary Rights Agreement

(c)           Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Conﬁdential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Director shall promptly provide written notice of any such order to an authorized oﬃcer of the Company.

(d)           Permitted Communications. Nothing in this Agreement prohibits or restricts Director (or Director’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation.

(e)           Notice of Immunity; Defend Trade Secrets Act of 2016. In accordance with the Defend Trade Secrets Act of 2016, Director understands that he/she may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in conﬁdence to a federal, state, or local government oﬃcial, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or if the disclosure is made in the complaint or other document that is ﬁled under seal in a lawsuit or other proceeding.

(f)            Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or conﬁdential or proprietary information.

2.	Proprietary Rights.

(a)           Company Property; Company Information. Director acknowledges and agrees that Director has no expectation of privacy with respect to the Company’s telecommunications, networking, or information processing systems (including, without limitation, ﬁles, email messages, and slack messages) and that Director activity and any ﬁles or messages on or using any of those systems may be monitored at any time without notice.

(b)           Security and Access. Director agrees and covenants to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, monitoring, key cards, access codes, Company intranet, internet, computer systems, email systems, computer networks, document storage systems, software, data security, passwords and any and all other Company facilities, IT resources and communication technologies (“Information Technology Resources”). Director further agrees not to access or use any Information Technology Resources except as authorized by the Company and not to access or use any Information Technology Resources in any manner after the termination of the Director’s service to the Company, whether voluntary or involuntary.

Board of Directors Confidentiality and Proprietary Rights Agreement

3.	Representations and Covenants.

(a)           Facilitation of Agreement. Director agrees to execute promptly, both during and after the end of his/her service to the Company, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon the Company’s written request to do so.

(b)           No Conﬂicts. Director represents his/her performance of all the terms of this Agreement does not and will not breach any agreement Director has entered, or will enter, with any third party, including without limitation any agreement to keep in conﬁdence proprietary information or materials acquired by Director in conﬁdence or in trust prior to or during the term of this Agreement. Director will not disclose to the Company or use any inventions, conﬁdential or non-public proprietary information or material belonging to any previous client, the Company, or any other party. Director will not induce the Company to use any inventions, conﬁdential or non-public proprietary information, or material belonging to any previous client, the Company, or any other party. Director agrees not to enter into any written or oral agreement that conﬂicts with the provisions of this Agreement.

4.            Acknowledgement. Director acknowledges and agrees that the services to be rendered by him/her to the Company are of a special and unique character; that Director will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and marketing strategies by virtue of Director’s service to the Company; and that the terms and conditions of this Agreement are reasonable under these circumstances. Director further acknowledges that the amount of his/her compensation reﬂects, in part, his/her obligations and the Company’s rights under this Agreement; that he/she has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that he/she will not be subject to undue hardship by reason of his/her full compliance with the terms and conditions of this Agreement or the Company’s enforcement thereof.

Board of Directors Confidentiality and Proprietary Rights Agreement

5.	General Provisions.

(a)           Governing Law. This Agreement shall be governed by the laws of the State of Delaware without giving eﬀect to the conﬂict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.

(b)           Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and Director relating to subject matter herein and merges all prior discussions between the Parties. No amendment to this Agreement will be eﬀective unless in writing signed by both parties to this Agreement. the Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a speciﬁc writing signed by a duly authorized oﬃcer of the Company, it being understood that, even in Director’s capacity, Director will not have authority to give any such authorizations or waivers for the Company under this Agreement without speciﬁc approval by the full Board of Directors. Any subsequent change or changes in Director’s duties, obligations, rights or compensation will not aﬀect the validity or scope of this Agreement.

(c)           Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and both of which together shall constitute one and the same instrument.

(d)           Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modiﬁed, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not aﬀect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modiﬁcation to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the oﬀending provision, deleting any or all of the oﬀending provision, by adding additional language to this Agreement, or by making such other modiﬁcations as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this Agreement as modiﬁed by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not aﬀect any other provisions hereof, and if such provision or provisions are not modiﬁed as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

Board of Directors Confidentiality and Proprietary Rights Agreement

(e)           Successors and Assigns. This Agreement will be binding upon Director’s heirs, executors, administrators and other legal representatives, and Director’s successors and assigns, and will be for the beneﬁt of the Company, its successors, and its assigns.

6.            Remedies. The Company may seek injunctive and other equitable relief if Director breaches this Agreement, in particular but not limited to Section 1, Section 2, or Section 3, and it will not be a defense to any request for such relief that the Company has an adequate remedy at law. In any such proceeding for injunctive or other equitable relief, the Company will not be required to post bond or other security. The Company will also have such other legal remedies as may be appropriate under the circumstance including, inter alia, recovery of damages occasioned by a breach. The Company’s rights and remedies are cumulative and the exercise or enforcement of any one or more of them will not preclude the Company from exercising or enforcing any other right or remedy.

7.            Advice of Counsel. DIRECTOR ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, DIRECTOR HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND DIRECTOR HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[SIGNATURE PAGE TO FOLLOW]

Board of Directors Confidentiality and Proprietary Rights Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Eﬀective Date ﬁrst above written.

Company:

Exodus Movement, Inc.

By:	/s/ JP RICHARDSON
Name:	JP Richardson
Title:	CEO

Director:

Print name: Tyler Skelton

/s/ TYLER SKELTON
(Signature)

Board of Directors Confidentiality and Proprietary Rights Agreement